Stringer Growth Fund 485BPOS

Exhibit 99(h)(11)

EXPENSE LIMITATION AGREEMENT

360 FUNDS TRUST

This Expense Limitation Agreement is made by and between Timber Point Capital Management LLC, a New York limited liability company (the “Adviser”) and 360 Funds Trust (the “Trust”) (this “Agreement”), on behalf of the series of the Trust in Schedule A (each a “Fund,” and collectively, the “Funds”) as of the “Effective Date” noted on Schedule A.

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Interim Investment Advisory Agreement, dated April 10, 2020 (the “Interim Advisory Agreement”), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in Schedule A hereto; and

WHEREAS, upon approval by the Fund’s shareholders of the Adviser at a special meeting called for that purpose, the Interim Agreement will terminate, and the Trust, on behalf of the Fund, and the Adviser will enter into a new Investment Advisory Agreement (the “New Agreement” and together with the Interim Advisory Agreement, the “Advisory Agreement”).

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, distribution fees pursuant to Rule 12b-1 Plans, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.b below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

b.	Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit for each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

c.	Method of Computation. To determine the Adviser’s liability for the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the lowest Maximum Annual Operating Expense Limit applicable to a Fund. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to each appropriate Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

a.	Recoupment. If, during any fiscal month in which the New Agreement is in effect, the estimated aggregate Fund Operating Expenses of a class of shares of such Fund for the fiscal month are less than the Maximum Annual Operating Expense Limit, the Adviser shall be entitled to recoup, in whole or in part as provided below, the investment advisory fees waived or reduced and other payments reimbursed by the Adviser or its predecessor pursuant to Section 1 of this Agreement or the expense limitation agreement in effect with between the Trust and the previous investment adviser. The total amount of recoupment to which the Adviser may be entitled (“Recoupment Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser or its predecessor and all other payments reimbursed by the Adviser to the Fund, pursuant to Section 1 of this Agreement or the expense limitation agreement in effect with between the Trust and the previous investment adviser, during any of the previous three years, less any reimbursement previously paid by such Fund to the Adviser or its predecessor, pursuant to this Section 2.a of this Agreement or the expense limitation agreement in effect with between the Trust and the previous investment adviser. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Recoupment Amount. To the extent any recoupment is made pursuant to this Section 2.a, such recoupment shall not cause the Fund Operating Expenses to exceed the Maximum Annual Operating Expense Limit that was in place for each class of a Fund at the time the Adviser or its predecessor waived or reduced its advisory fees or reimbursed other expenses.

b.	Method of Computation. To determine each Fund’s accrual (for each class), if any, to reimburse the Adviser for the Recoupment Amount, each month the Fund Operating Expenses of each class of shares of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a class of shares of the Fund for any month are less than the Maximum Annual Operating Expense Limit of such class of shares of such Fund, each class shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of the particular class of shares of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Recoupment Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

c.	Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.	Term and Termination of Agreement.

a.	This Agreement shall continue in effect with respect to the Fund until such date as noted on Schedule A and shall thereafter continue in effect with respect to each Fund from year to year for successive one-year periods provided that the Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days’ prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Adviser, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust or by-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware. The Agreement and Declaration of Trust and by-laws describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.	Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of the dates noted on the Schedule A as attached hereto.

360 Funds Trust

On behalf of the Funds noted on Schedule A to this Agreement

By:	/s/ Randall K. Linscott
Name:	Randall K. Linscott
Title:	President

Timber Point Capital Management LLC

By:	/s/ David R. Cleary
Name:	David R. Cleary
Title:	President

SCHEDULE A

EXPENSE LIMITATION AGREEMENT

between

360 FUNDS TRUST

and

TIMBER POINT CAPITAL MANAGEMENT LLC

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Timber Point Alternatives Fund (formerly EAS Crow Point Alternatives Fund)	1.70%	June 12, 2020	January 31, 2022
Timber Point Global Allocations Fund (formerly Crow Point Global Tactical Allocation Fund)	1.43%	June 12, 2020	January 31, 2022
Timber Point Alternative Income Fund (formerly Crow Point Alternative Income Fund)	2.00%	June 12, 2020	January 31, 2022